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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A1


                FOR REGISTRATION STATEMENT OF CERTAIN CLASSES OF
              SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 193



                               ISONICS CORPORATION
               --------------------------------------------------
               (Exact name of Registrant as specified in charter)


                CALIFORNIA                           77-0338561
        --------------------------------          -------------------
        (State or other jurisdiction               (I.R.S. Employer
       of incorporation or organization)          Identification No.)


                              5906 McIntyre Street
                             Golden, Colorado 80403
                                 (303) 279-7900
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        (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), please check the following box. ________

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. XX

Securities Act registration statement file number to which this form relates:
________________________________
       (If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                                  COMMON STOCK
                                ----------------
                                (TITLE OF CLASS)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The following description updates the description of the Common Stock of Isonics Corporation (the "Company") previously registered under Section 12(g) of the Securities Exchange Act of 1934 on Form 8-A, as amended to date.

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of February 10, 2000, there were outstanding 6,605,414 shares of Common Stock and 1,830,000 shares of Series A Convertible Preferred Stock. As of that date, there were also outstanding options issued pursuant to the Company's employee benefit plans to purchase a total of 1,126,759 shares, and other options and warrants to purchase a total of 8,703,666 shares of Common Stock.

COMMON STOCK

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.

     Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders.

     Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

     The Company's bylaws provide that so long as the Company is a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. At the present time, the Company is not a "listed company" as defined in California law, and therefore cumulative voting will continue to apply in connection with the election of directors.

     The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of any liquidation preferences, if any, on outstanding Preferred Stock, are distributable ratably among the holders of the Common Stock and any participating Preferred Stock

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outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company has issued 1,830,000 shares of its Series A Convertible Preferred Stock. The Preferred Stock may be converted to common shares of Isonics stock at a fixed conversion price of $1.50 per share, which would result in the exchange of one share of common stock for each share of Series A Convertible Preferred Stock. This conversion ratio is subject to dilution adjustments. The Series A Convertible Preferred Stock is entitled to receive dividends on a share-for-share basis with the shares of common stock except in the case of a "Silicon Isotope Transaction" as defined in the Certificate of Determination which was filed with the California Secretary of State to create the Series A Convertible Preferred Stock. If a "Silicon Isotope Transaction" occurs, the holders of Series A Convertible Preferred Stock have certain additional rights. The Series A Convertible Preferred Stock is entitled to a liquidation preference of $1.50 per share.

CLASS A WARRANTS

     Class A Warrants to purchase common stock were issued in September 1997 and are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. The following is a brief summary of certain provisions of the Warrants.

     The Company has authorized the issuance of Warrants to purchase an aggregate of 810,000 shares of Common Stock and has reserved an equivalent number of shares for issuance upon exercise of such Warrants. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.80, subject to adjustment, for three years commencing one year from the date of this Prospectus. After expiration, the Warrants will be void and of no value.

     The Company may redeem the Warrants at a price of $.10 per Warrant on not less than 30 days' prior written notice if the average of the last reported bid and asked prices of the Common Stock (if the Common Stock is then traded in the over-the-counter market) or the last reported

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sale price of the Common Stock (if the Common Stock is then traded on a national securities exchange or the Nasdaq National Market or SmallCap Market) has been at least$14.50 per share (subject to adjustment) for at least 20 consecutive trading days ending within three days prior to the date on which notice of redemption is given.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits and recapitalizations. The Company is not required to issue fractional shares. In lieu of the issuance of such fractional shares, the Company will pay cash to such holders of the Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date. The holder of a Warrant will not possess any rights as a shareholder of the Company unless such shareholder exercises such Warrant.

ITEM 2.    EXHIBITS.

Number   Description
------   -----------
1.01     Underwriting Agreement (incorporated by reference to Exhibit
         1.01 to the Registrant's Registration Statement on Form SB-2
         (Commission file no. 333-13289 (the "Registration Statement))).

3.01     Registrant's Amended and Restated Articles of Incorporation
         (incorporated by reference to Exhibit 3.03 to the Registration
         Statement).

3.02     Registrant's Certificate of Determination of Preferences and Rights of the
         Series A Preferred Stock (incorporated by reference to Exhibit 1 to the
         Registrant's current report on Form 8-K reporting an event of July 29,
         1999)

3.03     Registrant's Bylaws (incorporated by reference to Exhibit 3.02 to the
         Registration Statement).

4.01     Specimen Common Stock Certificate (incorporated by reference to
         Exhibit 4.01 to the Registration Statement).

4.02     Underwriter's Warrant Agreement (incorporated by reference to
         Exhibit 4.02 to the Registration Statement).

4.03     Warrant Agreement between the Registrant and Continental Stock
         Transfer & Trust Company and Monroe Parker Securities, Inc.
         (incorporated by reference to Exhibit 4.03 to the Registration Statement).

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4.04     Specimen Warrant Certificate (incorporated by reference to Exhibit 4.04 to the Registration Statement).

10.10 Warrant Agreement dated as of September 27, 1996 by and among Registrant and certain investors (incorporated by reference to Exhibit
         10.10 to the Registration Statement).

10.11 Registration Rights Agreement dated as of September 27, 1996 by and among Registrant and certain investors (incorporated by reference to Exhibit 10.11 to the Registration Statement).



                             SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      ISONICS CORPORATION


                                      By
                                         -----------------------------
                                         James E. Alexander, President



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